Exhibit 5.1

                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017

                                  212 450 4000


                                                     August 6, 2004


Mueller Holdings (N.A.), Inc.
110 Corporate Drive, Suite 10
Portsmouth, NH 03802-3180

Ladies and Gentlemen:

     We have acted as special counsel to Mueller Holdings (N.A.), Inc., a Delaware corporation (the "Company"), in connection with the Company's offer to exchange (the "Exchange Offer") its 14 3/4% Senior Discount Exchange Notes due 2014 (the "New Notes") for any and all of its outstanding 14 3/4% Senior Discount Notes due 2014 (the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the New
Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture dated April 29, 2004 between the Company and Law Debenture Trust Company of New York, as trustee, and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.

     In rendering our opinions above, we do not express any opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.


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Mueller Holdings (N.A.), Inc.            2                       August 6, 2004


     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter.

                                              Very truly yours,

                                              /s/ DAVIS POLK & WARDWELL